Exhibit 99.1

PAE Reports Third-Quarter 2020 Financial Results

Highlights

•Third-quarter revenue of $666.2 million
•Third-quarter operating income of $28.5 million
•Third-quarter net income of $10.3 million
•Third-quarter adjusted EBITDA1 of $46.2 million (6.9%1 of revenue)
•Third-quarter cash flows provided by operations of $36.5 million
•Third-quarter net bookings of $1.4 billion (2.1x book-to-bill); $2.8 billion for the trailing 12 months (1.1x book-to-bill); trailing 12-month net bookings exclude the previously announced $1.3 billion U.S. Customs and Border Protection award which was protested
•Company revises fiscal 2020 financial guidance

FALLS CHURCH, Va., November 5, 2020 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW) today announced third-quarter 2020 financial and operating results.

CEO Commentary

“PAE continued to execute our plan, delivering strong revenue, profitability, cash flow and bookings. Of additional and positive note after quarter-close we completed our successful debt refinancing and announced the signed purchase agreement with CENTRA Technology, Inc.” said PAE President and Chief Executive Officer John Heller. “Revenue was in-line with expectations and profitability and cash flow exceeded our objectives for the quarter. In summary, we are delivering strong financial results and achieving our growth, profitability and capital structure initiatives in accordance with our strategy.”

COVID-19 Financial Impact

We estimate the third-quarter impact from the COVID-19 pandemic to be approximately $53.3 million of revenue and an immaterial net impact to adjusted EBITDA and free cash flow. These impacts were primarily driven by disruptions to logistics operations and by limitations on the ability of PAE employees and subcontractors to access facilities to perform on customer contracts. Since the onset of the COVID-19 pandemic, PAE has operated as an essential business, continuing to operate and support our customers in a resilient market.

Third-Quarter 2020 Results

1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to their most directly comparable GAAP financial measure, net income (loss), and a discussion of Adjusted EBITDA, Adjusted EBITDA margins and other non-GAAP financial measures, is contained in the “Non-GAAP Financial Measures” section of this release.

Revenues for the quarter of $666.2 million decreased $31.5 million, or 4.5%, compared to the prior year period. The decrease was attributable to a $53.3 million impact from COVID-19, of which approximately $42.8 million was non-labor and $10.5 million was labor, which decrease was partially offset by a $21.9 million net increase in contract volume and new business programs. The Global Mission Services (“GMS”) and National Security Solutions (“NSS”) segments revenue decreased by approximately $14.3 million and $17.2 million, respectively.

Operating income for the quarter was $28.5 million, compared with an operating loss of $10.5 million in the prior year period. The increase resulted from the write down of PAE ISR LLC (“ISR”) assets held for sale in the prior year period, lower Selling, General and Administrative expenses and increased volume on higher margin programs in the current period, which increase was partially offset by lower revenue volume in the current period.

The net income attributed to PAE for the quarter was $10.3 million, or $0.11 per diluted share, compared with a net loss of approximately $32.2 million, or $1.52 per diluted share in the prior year period. The improvement in net income for the third quarter of 2020, was primarily driven by factors driving the increase in operating income and lower interest expense, which was driven by a reduction in debt year over year.

Adjusted EBITDA for the quarter was $46.2 million, or 6.9% of revenue, compared to $50.0 million, or 7.2% of revenue, in the prior year period. Adjusted EBITDA and margins declined due to lower revenue volume and timing of net profit adjustments in the prior year period, which decrease was partially offset by increased volume on higher margin programs.

Global Mission Services
GMS revenues for the quarter of $521.3 million decreased $14.3 million, or 2.7%, compared to the prior year period. The decrease was attributable to a $38.7 million impact from COVID-19, of which approximately $31.9 million was non-labor and $6.9 million was labor, partially offset by a $24.2 million net increase in contract volume and new business programs.

GMS operating income for the quarter was $31.4 million, compared to $26.0 million in the prior-year period. The improvement was driven by increased consolidated venture income and increased volume on higher margin programs, which increase was partially offset by lower revenue volume.

GMS adjusted operating income2 for the quarter was $35.7 million, or 6.8% of revenue, compared to $32.9 million, or 6.1% of revenue, in the prior year period. GMS adjusted operating income and margins2 benefited from increased volume on higher margin programs, which increase was partially offset by lower revenue volume and higher SG&A expenses.

National Security Solutions
NSS revenues for the quarter of $144.9 million decreased $17.2 million, or 10.6%, compared to the prior year period. The decrease was attributable to a $14.6 million impact from COVID-19, of which approximately $9.3 million was non-labor and $5.3 million was labor, and by a $2.4 million decrease from small business set-aside re-compete losses, net of new business wins.

NSS operating income for the quarter was $5.7 million, compared to an operating loss of $26.4 million in the prior year period. The increase resulted from the write down of PAE ISR assets held for sale in
2 GMS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of GMS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

the prior year period and lower selling, general and administrative expenses in the current period, partially offset by lower revenue volume in the current period.

NSS adjusted operating income3 for the quarter was $10.5 million, or 7.3% of revenue, compared to $17.1 million, or 10.5% of revenue, in the prior year period. NSS adjusted operating income and margins declined due to the timing of net profit adjustments incurred in the prior year period and lower revenue volume.

Cash Flow Summary

Net cash provided by operating activities for the quarter of $36.5 million, decreased by $20.4 million over the prior year period, primarily as a result of lower comparable cash collections and customer advances and billings in excess of costs, partially offset by net income growth, increases in accounts payable and accrued salaries.

As of September 27, 2020, PAE had cash and cash equivalents totaling $145.4 million and had no outstanding borrowings on its asset-based revolving loan credit facility.

Business Development Highlights and Contract Awards

Net bookings totaled $1.4 billion in the third quarter and $2.8 billion over the trailing 12 months (“TTM”), representing a book to bill ratio of 2.1x and 1.1x for the third quarter and TTM, respectively. TTM net bookings exclude the previously announced $1.3 billion U.S. Customs and Border Protection award previously protested by another company.

Notable third quarter awards received include:

Notable New Business Awards:

•U.S. Navy Integrated Training Environment Initiative: PAE’s GMS segment was awarded an approximate $225 million, five-year subcontract with Alion Science and Technology to provide an integrated training platform across multiple physical locations throughout the Navy training enterprise.
•Navajo Nation COVID-19 Response: PAE’s GMS segment was awarded an approximate $50 million contract with the Navajo Nation to serve as the joint logistics and medical integrator for the Navajo Department of Health’s COVID-19 response.
•DTRA CTRIC International Counterproliferation Program and Proliferation Security Initiative: PAE’s NSS segment was awarded a contract valued at $17 million to deliver global capacity-building initiatives to strengthen partner weapons of mass destruction interdiction capabilities through training and exercise events.

Notable Recompete Award:
•U.S. Navy Guam Base Operations Support: DZSP 21 LLC, a consolidated venture between PAE and Parsons Corporation (NYSE: PSN), was awarded a $545 million facility and base operating support services contract by the Naval Facilities Engineering Command, Pacific, at Joint Region Marianas, Guam.

Notable IDIQ Award:
3 NSS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of NSS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

•Aircraft Maintenance Enterprise Solution: PAE’s GMS segment won a seat on the $14 billion multiple-award, IDIQ contract for Aircraft Maintenance Enterprise Solution—a strategic sourcing vehicle for Air Force-wide contracted aircraft maintenance. PAE is one of eight awardees on the contract vehicle.

The Company’s backlog at the end of the quarter was $7.0 billion, of which approximately $1.7 billion was funded.

Debt Refinancing

On October 19, 2020, the Company refinanced its existing credit agreements and entered into new senior secured credit facilities (the “New Credit Agreements”). The New Credit Agreements establish a $740 million term loan facility maturing in October 2027 priced at LIBOR plus a spread of 4.50%, a $150 million delayed draw term loan facility maturing in October 2027 priced at LIBOR plus a spread of 4.50%, and a $175 million senior secured revolving credit facility maturing in October 2025 priced at LIBOR plus a spread of 1.75% to 2.25%.

Agreement to Acquire CENTRA Technology, Inc.

On October 26, 2020, PAE announced that its indirect wholly owned subsidiary has entered into a definitive agreement to acquire CENTRA Technology, Inc. (“CENTRA”), , a leading independent provider of high-end intelligence analysis, information analytics and other advanced technology solutions, for approximately $208 million (net of tax benefits) in cash. The press release and investor presentation discussing the acquisition are available on the PAE Investor Relations website.

2020 Financial Outlook

As a result of the Company's financial results for the first nine months of 2020 and its updated outlook for the remainder of the year, the Company is revising its fiscal year 2020 guidance as follows:

(in millions)	Revised 2020 Guidance	Previous 2020 Guidance
Revenue	$2,625 - $2,675	$2,600 - $2,700
Adjusted EBITDA	$172 - $178	$172 - $178
Free Cash Flow	At least $110	At least $100

The 2020 Financial Outlook does not incorporate anticipated financial results of CENTRA.

“Despite continued impacts from COVID-19, we are maintaining and narrowing our revenue guidance and reiterating Adjusted EBITDA guidance for the year. In addition, we are modestly increasing our Free Cash Flow outlook driven by increased profitability on existing business and strong working capital management,” said PAE Executive Vice President and Chief Financial Officer Charlie Peiffer.

Adjusted EBITDA is a non-GAAP financial measure. The Company is not providing a quantitative reconciliation of adjusted EBITDA in its 2020 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). In addition, the Company does not provide a reconciliation of forward-looking free cash flow (non-GAAP) to GAAP cash flows provided by operating activities and GAAP cash used in investing activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain line items used to calculate projected cash flows provided by operating activities and cash used in investing activities may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all line items needed in order to provide a GAAP calculation of projected free cash flow at this time.

Conference Call Information

As previously announced, PAE will host a conference call and webcast today, November 5, 2020, at 8 a.m. ET. Management will review the Company's third-quarter 2020 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the third-quarter 2020 results on the PAE Investor Relations website.

Interested parties are invited to join the webcast from the PAE Investor Relations website and may register for an email reminder using the “Events and Presentations” link. Due to the COVID-19 pandemic, teleconference providers globally are experiencing significant increases in conference call volume. As such, the Company recommends that parties participate by joining the webcast. Alternatively, if the webcast is not practical, attendees may listen to the conference call by dialing (855) 982-6676 and entering conference ID 4949057. The international dial-in access number is (614) 999-9188.

The Company will post an archive of the webcast following the call on the PAE Investor Relations website.

Forward-Looking Statements

This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about PAE’s possible or assumed future results of operations and cash flows, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, potential impact of COVID-19, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, risks related to integration of acquisitions, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For 65 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE:

Mark Zindler
Vice President Investor Relations
PAE
703-717-6017
mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin
Senior Communications Manager
PAE
703-656-7423
terrence.nowlin@pae.com

PAE Incorporated
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Revenues	$666,240	$697,717	$1,926,795	$2,066,808
Cost of revenues	512,877	565,703	1,474,763	1,623,634
Selling, general and administrative expenses	119,168	133,215	361,945	394,689
Amortization of intangible assets	8,047	8,176	24,141	25,029
Total operating expenses	640,092	707,094	1,860,849	2,043,352
Program profit(loss)	26,148	(9,377)	65,946	23,456
Other income (loss), net	2,384	(1,148)	4,338	6,530
Operating income(loss)	28,532	(10,525)	70,284	29,986
Interest expense, net	(13,607)	(20,983)	(48,312)	(65,260)
Income (loss) before income taxes	14,925	(31,508)	21,972	(35,274)
Expense (benefit) from income taxes	4,194	117	(767)	(1,877)
Net income (loss)	10,731	(31,625)	22,739	(33,397)
Noncontrolling interest in earnings of ventures	413	545	1,344	1,819
Net income (loss) attributed to PAE Incorporated	$10,318	$(32,170)	$21,395	$(35,216)

Net income (loss) per share attributed to PAE Incorporated:
Basic	$0.11	$(1.52)	$0.26	$(1.67)
Diluted	$0.11	$(1.52)	$0.26	$(1.67)

Weighted average shares outstanding
Basic	92,070,306	21,127,823	81,323,258	21,127,823
Diluted	93,392,565	21,127,823	82,115,825	21,127,823

PAE Incorporated
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and par value amounts)

	September 27,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$145,446	$68,035
Accounts receivable, net	445,429	442,180
Prepaid expenses and other current assets	44,363	43,549
Total current assets	635,238	553,764
Property and equipment, net	25,696	30,404
Deferred income taxes, net	13,419	3,212
Investments	18,961	17,925
Goodwill	409,588	409,588
Intangible assets, net	156,323	180,464
Operating lease right-of-use assets, net	159,975	162,184
Other noncurrent assets	9,762	13,758
Total assets	$1,428,962	$1,371,299
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$140,515	$124,661
Accrued expenses	103,025	102,315
Customer advances and billings in excess of costs	60,390	51,439
Salaries, benefits and payroll taxes	141,537	130,633
Accrued taxes	13,604	18,488
Current portion of long-term debt, net	23,044	22,007
Operating lease liabilities, current portion	40,979	36,997
Other current liabilities	31,528	30,893
Total current liabilities	554,622	517,433
Long-term debt, net	584,038	727,930
Long-term operating lease liabilities	120,883	129,244
Other long-term liabilities	7,410	8,601
Total liabilities	1,266,953	1,383,208
Stockholders' equity:
Preferred stock, $0.0001 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share: 210,000,000 shares authorized; 92,040,654 and 21,127,823 shares issued and outstanding as of September 27, 2020 and December 31, 2019, respectively	9	2
Additional paid-in capital	250,805	101,743
Accumulated deficit	(123,975)	(145,371)
Accumulated other comprehensive loss	153	(134)
Total PAE Incorporated stockholders' equity	126,992	(43,760)
Noncontrolling interests	35,017	31,851
Total liabilities and stockholders' equity	$1,428,962	$1,371,299

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	September 27,	September 29,
	2020	2019
Operating activities
Net income (loss)	$10,730	$(31,625)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,191	3,167
Amortization of intangible assets	8,047	8,176
Amortization of debt issuance cost	1,739	2,014
Stock-based compensation	4,318	—
Net undistributed income from unconsolidated ventures	(1,794)	(69)
Deferred income taxes, net	2,066	(1,500)
Other non-cash activities, net	(22)	32,274
Changes in operating assets and liabilities, net:
Accounts receivable, net	(13,084)	37,356
Accounts payable	33,399	(9,968)
Accrued expenses	(5,593)	17,383
Customer advances and billings in excess of costs	(10,359)	7,882
Salaries, benefits and payroll taxes	6,665	(8,276)
Inventories, net	(124)	(144)
Prepaid expenses and other current assets	(1,153)	1,595
Other current and noncurrent liabilities	5,172	(7,592)
Investments	1,092	1,545
Other noncurrent assets	(5,697)	3,662
Accrued taxes	(1,057)	1,074
Net cash provided by operating activities	36,536	56,954
Investing activities
Expenditures for property and equipment	(1,031)	(2,788)
Other investing activities, net	(109)	179
Net cash used in investing activities	(1,140)	(2,609)
Financing activities
Net contributions from noncontrolling interests	145	—
Borrowings on long-term debt	266	92,090
Repayments on long-term debt	(7,720)	(109,590)
Distribution to selling stockholders	(20,171)	—
Other financing activities, net	—	—
Net cash used in financing activities	(27,480)	(17,500)
Effect of exchange rate changes on cash and cash equivalents	(939)	(281)
Net increase (decrease) in cash and cash equivalents	6,977	36,564
Cash and cash equivalents at beginning of period	138,469	55,380
Cash and cash equivalents at end of period	$145,446	$91,944

Supplemental cash flow information
Cash paid for interest	$11,807	$1,090
Cash paid for taxes	$2,508	$2,039

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)
(In thousands)

	Nine Months Ended
	September 27,	September 29,
	2020	2019
Operating activities
Net income (loss)	$22,739	$(33,397)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	7,263	9,468
Amortization of intangible assets	24,141	25,029
Amortization of debt issuance cost	9,560	6,096
Stock-Based compensation	8,018	—
Net undistributed income from unconsolidated ventures	(3,533)	(2,253)
Deferred income taxes, net	(11,229)	(1,872)
Other non-cash activities, net	382	35,598
Changes in operating assets and liabilities, net:
Accounts receivable, net	(3,477)	65,752
Accounts payable	15,852	1,310
Accrued expenses	765	12,217
Customer advances and billings in excess of costs	8,923	34,179
Salaries, benefits and payroll taxes	10,975	1,569
Inventories, net	2,291	(2,195)
Prepaid expenses and other current assets	(4,409)	1,050
Other current and noncurrent liabilities	71	(17,172)
Investments	2,793	3,314
Other noncurrent assets	5,903	(6,289)
Accrued taxes	(4,904)	(3,527)
Net cash provided by operating activities	92,124	128,877
Investing activities
Expenditures for property and equipment	(2,628)	(8,421)
Other investing activities, net	(72)	2,221
Net cash used in investing activities	(2,700)	(6,200)
Financing activities
Net contributions from noncontrolling interests	2,095	5,400
Borrowings on long-term debt	60,734	161,409
Repayments on long-term debt	(212,184)	(246,411)
Payments of debt issuance costs	(964)	—
Recapitalization from merger with Gores III	605,713	—
Payment of underwriting and transaction costs	(27,267)	—
Distribution to selling stockholders	(439,719)	—
Other financial activities, net	(292)	(742)
Net cash used in financing activities	(11,884)	(80,344)
Effect of exchange rate changes on cash and cash equivalents	(129)	(1,486)
Net increase (decrease) in cash and cash equivalents	77,411	40,847
Cash and cash equivalents at beginning of period	68,035	51,097
Cash and cash equivalents at end of period	$145,446	$91,944

Supplemental cash flow information
Cash paid for interest	$35,085	$40,628
Cash paid for taxes	$5,304	$6,936

PAE INCORPORATED
SEGMENT DATA
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Revenues
GMS	$521,346	$535,635	$1,486,643	$1,566,138
NSS	144,894	162,082	440,152	500,670
Consolidated revenues	$666,240	$697,717	$1,926,795	$2,066,808

Operating income (loss)
GMS	$31,401	$26,000	$75,541	$77,449
NSS	5,679	(26,402)	17,770	(23,270)
Corporate	(8,548)	(10,123)	(23,027)	(24,193)
Consolidated operating income	$28,532	$(10,525)	$70,284	$29,986

Amortization of intangible assets
GMS	$4,115	$4,140	$12,346	$12,539
NSS	3,932	4,036	11,795	12,490
Consolidated amortization of intangible assets	$8,047	$8,176	$24,141	$25,029

PAE INCORPORATED
BACKLOG
(Amounts in thousands)

	As of	As of
	September 27,	December 31,
	2020	2019
Global Mission Services:
Funded backlog	$1,297,983	$1,173,196
Unfunded backlog	4,196,193	3,393,081
Total GMS backlog	$5,494,176	$4,566,277

National Security Solutions:
Funded backlog	$352,257	$311,214
Unfunded backlog	1,141,423	1,474,309
Total NSS backlog	$1,493,680	$1,785,523

Total:
Funded backlog	$1,650,240	$1,484,410
Unfunded backlog	5,337,616	4,867,390
Total backlog	$6,987,856	$6,351,800

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and unfunded backlog.

Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.

Unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

Non-GAAP Financial Measures

The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.

For 2020 and 2019, the Company’s net income was impacted by certain events that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.

During 2019 substantially all the assets of PAE ISR LLC (“ISR”) were sold. The Company believes that it is helpful for investors to be able to evaluate the performance of PAE’s underlying business based on excluding ISR’s operations during the year. To calculate the loss, adjusted EBITDA and adjusted operating income without ISR, the Company removed ISR from its revenue and loss metrics for the third quarter of 2019.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA, a non-GAAP Measure - Company
(in thousands)
	Three Months Ended
	September 27,	September 29,
	2020	2019	Change
Net (loss) income attributed to PAE Incorporated	$10,318	$(32,170)	$42,488
Interest expense, net	13,607	20,986	(7,379)
Provision for taxes	4,194	117	4,077
Depreciation and amortization	10,239	11,342	(1,103)
M&A costs	2,642	6,899	(4,257)
Disposal of assets	—	32,016	(32,016)
Non-core expenses (1)	464	2,155	(1,691)
Non-cash items (2)	—	1,456	(1,456)
Forward loss accruals (3)	—	3,323	(3,323)
Sponsor fees (4)	—	1,250	(1,250)
Equity based compensation (5)	4,039	—	4,039
Other (6)	705	2,591	(1,886)
Adjusted EBITDA	$46,208	$49,965	$(3,757)
Adjusted EBITDA margin	6.9%	7.2%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - GMS
(in thousands)
	Three Months Ended
	September 27,	September 29,
	2020	2019	Change
Operating income	$31,401	$26,000	$5,401
Corp operating loss allocation (7)	(6,689)	(7,796)	1,107
Corporate NCI allocation	(471)	(608)	137
Depreciation and amortization	5,880	6,727	(847)
M&A costs	1,482	5,296	(3,814)
Disposal of assets	—	—	—
Non-core expenses (1)	363	677	(314)
Non-cash items (2)	—	(26)	26
Forward loss accruals (3)	—	(341)	341
Sponsor fees (4)	—	960	(960)
Equity based compensation (5)	3,161	—	3,161
Other (6)	552	1,989	(1,437)
Adjusted operating income	$35,679	$32,878	$2,801
Adjusted operating income margin	6.8%	6.1%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - NSS
(in thousands)
	Three Months Ended
	September 27,	September 29,
	2020	2019	Change
Operating income	$5,679	$(26,402)	$32,081
Corp operating loss allocation (7)	(1,859)	(2,327)	468
Corporate NCI allocation	58	64	(6)
Depreciation and amortization	4,359	4,615	(256)
M&A costs	1,160	1,603	(443)
Disposal of assets	—	32,016	(32,016)
Non-core expenses (1)	101	1,479	(1,378)
Non-cash items (2)	—	1,482	(1,482)
Forward loss accruals (3)	—	3,665	(3,665)
Sponsor fees (4)	—	290	(290)
Equity based compensation (5)	878	—	878
Other (6)	153	602	(449)
Adjusted operating income	$10,529	$17,087	$(6,558)
Adjusted operating income margin	7.3%	10.5%

(1) Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs.

(2) Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses.

(3) Forward loss accruals include adjustments related to future expected losses recognized in the current period.

(4) Sponsor fees include management fees and out of pocket expenses paid to the Company’s former private equity sponsor for general management, transactional, financial and other corporate advisory services.

(5) Equity based compensation reflects costs associated with the issuance of restricted and performance shares to PAE employees and independent directors.

(6) Other costs include adjustments related to adjustments to offset capitalized internal labor and state income taxes that were not captured in reported income tax expense.

(7) Corporate operating loss allocation includes certain selling, general and administrative, depreciation and amortization costs that cannot be assigned to a specific segment; this cost is allocated based on proportionate segment revenues for the period in which the cost is incurred.